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                                                                  EXHIBIT 10(ff)

FirstMiss Gold Inc.
5190 NEIL ROAD, SUITE 310
(702) 827-0211/FAX #827-0541/RENO, NEVADA 89502

                              FIRSTMISS GOLD INC.
                        RESTRICTED STOCK AWARD AGREEMENT
                                AUGUST 22, 1994


Mr. G.W. Thompson
President and Chief Executive Officer
FirstMiss Gold, Inc.
5190 Neil Road, Suite 310
Reno, NV 89502-6503


Re: Restricted Stock Award providing for 10,000 shares of the Common Stock of FirstMiss Gold Inc. granted August 22, 1994.


Dear Bill:

FIRSTMISS GOLD, INC. (the "Company") by resolution of its Board of Directors on October 27, 1987 and by shareholder consent dated November 2, 1987 adopted the Amended and Restated FirstMiss Gold Long-Term Incentive Plan (the "Plan"). Pursuant to the Plan and in consideration for the retention of your services as an officer and/or key employee of the Company, the Long-Term Incentive Committee (the "Committee") hereby grants to you, on August 22, 1994, a Restricted Stock Award of 10,000 shares of the Common Stock of the Company (the "Shares"), subject, however, to all of the terms and conditions set forth in the Plan, as amended, a copy of which is annexed hereto as Appendix A, and made a part hereof, and expressly subject to the following parameters:

         (1) For so long as such Shares are subject to restrictions, neither the Shares nor the right to vote such Shares nor to receive dividends thereon may be sold, assigned, transferred, exchanged, pledged, apothecated, or otherwise encumbered, with the exception of the executed stock power held by the Company Secretary as required in Paragraphs 3 and 6 of this Agreement; provided, however, that you may give proxies to vote said Shares at any meeting of the shareholders of the Company.

         (2) For so long as the Shares are issued in your name, you shall be entitled to all dividends and shall have the right to vote such Shares.
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Restricted Stock Award Agreement
August 22, 1994


         (3) Certificates representing Shares subject to restriction shall be held by the Company Secretary with executed power attached. The Secretary is authorized to cause said Shares to be re-issued without restrictions at such time as are provided in this Agreement, provided all other terms and conditions are carried out, and is further authorized to cancel said certificates if any of the Shares shall be forfeited.

         (4) Each certificate representing Shares subject to restriction shall be endorsed with the following legend: "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the Plan and an Agreement entered into between the registered owner and FirstMiss Gold Inc. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and the Agreement, each of which is on file in the office of the Secretary of FirstMiss Gold Inc., Jackson, Mississippi."

         (5) On the earlier date of August 22, 1997 or three (3) months after completion of a secondary offering following the spin-off of the Company by First Mississippi Corporation, provided you are at said date employed by Company as hereinbefore defined, and achieving satisfactory performance (except as provided in Paragraph 8 of this Agreement), restrictions shall be removed from the Shares, provided the other terms and conditions of this Agreement have been performed. At such time the Secretary is authorized to cause such Shares to be re-issued without restrictions and deliver the certificate representing same to you.

         (6) As a condition of the receipt of the Shares, you shall agree not to elect under Section 83(b) of the Internal Revenue Code of 1986 to be taxed on the fair market value of the stock at the time of grant. In addition, you shall deliver an executed stock power covering any of the Shares held by the Company Secretary.
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Restricted Stock Award Agreement
August 22, 1994


         (7) In the event of the termination of your employment by the Company for Cause or in the event you terminate your employment for any reason whatsoever, not including death or disability, then any Shares held by the Secretary shall be forfeited and the Secretary is authorized to cancel said certificates. For purposes of this Agreement, your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to substantially perform your duties with the Company (provided such failure is not a result of a disability) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

         (8) In the event your employment is terminated by the Company for any reason other than Cause, including death or disability, then you or your legal successor shall be entitled to receive, and the Secretary at such time is authorized to re-issue without restrictions, the Shares and the certificate representing same that you would have received on the date the restriction period lapses, as hereinabove provided for in Paragraph 5.

         (9) Anything in this Agreement to the contrary notwithstanding, the Committee may determine in its sole discretion to accelerate the restriction period provided for in Paragraph 5 with respect to all or part of the Shares covered by this Agreement.
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Restricted Stock Award Agreement
August 22, 1994


The term used in this Letter Agreement shall have the same meaning as set forth in the Plan. If there is any omission or conflict between this Letter Agreement and the Plan, the Plan shall control. The provisions of the Plan are incorporated herein by reference.

Please indicate your acceptance of this Award and your agreement to comply with the provisions of the Plan annexed hereto by signing and returning the enclosed copy of the letter to Teresa Holland in the FMC Human Resources department.

Sincerely,

FIRSTMISS GOLD INC.


By: /s/ J. Kelley Williams
    -------------------------------
    J. Kelley Williams
    Chairman of the Board



ACCEPTED this 29th day of September, 1994



/s/ G.W. Thompson
-----------------------------------
G.W. Thompson



Attachment:  Appendix A